Exhibit A

                                STATE OF NEW YORK
                            PUBLIC SERVICE COMMISSION

                                              At a session of the Public Service
                                                Commission held in the City of
                                                   Albany on July 14, 1999

COMMISSIONERS PRESENT:

Maureen O. Helmer, Chairman
Thomas J. Dunleavy
James D. Bennett
Leonard A. Weiss
Neal N. Galvin


CASE 99-G-0541 - Petition of National Fuel Gas Distribution Corporation for
                 Authority to Issue and Sell not More than $250,000,000 of Promissory Notes and to Assume the Costs and Benefits of up to $350,000,000 Notional Amount of Derivative Instruments.


                            ORDER APPROVING PETITION

                      (Issued and Effective July 28, 1999)


BY THE COMMISSION:

                  By petition filed April 19, 1999, National Fuel Gas Distribution Corporation has requested Commission authority to issue and sell up to $250 million of promissory notes and to enter into up to $350 million of derivative transactions. An issue of securities and entering into derivative transactions in the amounts authorized, subject to the conditions imposed in this Order, are reasonably required for the purposes we specify and such purposes are not, in whole or in part, reasonably chargeable to operating expenses or to income.

The Commission orders:
---------------------

                  1. National Fuel Gas Distribution Corporation (petitioner) is authorized to issue and sell, not later than December 31, 2002, up to $250 million of promissory notes. The debt shall be issued under and pursuant to the documents attached to the petition in this proceeding. No material supplemental to or modification of the said documents shall be executed without the authority of this Commission. The debt shall be dated, bear a rate of interest, mature and be redeemable in the manner specified in the above documents.

                  2. National Fuel Gas Distribution Corporation is authorized to enter into up to $350 million of derivative transactions not later than December 31, 2002. The transactions shall be entered into under and pursuant to the documents attached to the petition in this proceeding. No material supplement to or modification of the said documents shall be executed without the approval of this Commission. Approval of these transactions is expressly subject to the understanding that the transactions will be entered into pursuant to the precautions described in the aforementioned documents.

                  3. Petitioner shall not enter into any derivative transactions with a counterparty unless said counterparty has a credit rating at least as high as that of the petitioner, with a minimum rating of Baa by Moody's or the equivalent. All derivative transactions authorized by this Order shall be directly related to the petitioner's outstanding long- or short-term debt. In addition, the terms of the transaction shall require that the change in the floating rate portion of the derivative transaction will be exactly equal to the change in the underlying short-term debt index.

                  4. Within ten days after the execution of the documents entered into for the sale of the authorized securities, petitioner shall file with this Commission verified copies thereof as executed.

                  5. The proceeds from the sale of the securities  authorized by this  order  shall be  deposited  in a  special  fund in a  responsible  banking institution or institutions. The proceeds shall be applied solely and exclusively toward reimbursement of petitioner's treasury for equivalent moneys expended for capital purposes to December 31, 1998. The reimbursement funds shall be used toward the payment of outstanding short-term debt, maturing senior securities and/or sinking fund requirements on the dates of issuance of the said securities. Any remaining funds are to be used toward expenditures on or after January 1, 1999, for the purposes permitted under Public Service Law Section 69 which shall be over and above the expenditures made for such purposes through funds originating from credits to the accumulated provisions for depreciation, net salvage and accumulated deferred income taxes. Withdrawal of a portion or all of the said reimbursement funds may be made from time to time for other utility purposes during the period ending December 31, 2002, or may be invested in short-term marketable securities on condition that such temporary withdrawal, to the extent that the same are not offset by gross additions less funds originating from credits to the accumulated provision for depreciation, net salvage and accumulated deferred income taxes on or after January 1, 1999, are restored to the special fund not later than December 31, 2002. The entire proceeds from the issuance of the securities authorized by this Order shall be used for the purposes specified above. In no instance shall any part of the special fund be used to pay accrued interest or dividends on the discharged or refunded obligations.

                  6. Petitioner shall file annually with the Director of the Office of Accounting and Finance or his designee a verified report within 60 days after year end. The report shall also include the date of withdrawal of any of the deposited funds as provided in Clause 4 of this Order, the amount withdrawn, and the purposes for which such withdrawal was made. Petitioner shall provide this Commission with the same information that will be supplied to the Securities and Exchange Commission for any derivative transactions entered into under this Order. In addition, petitioner shall provide information on the cost and terms of traditional debt had it been issued. If derivative transactions are entered into in order to refinance existing debt, petitioner shall demonstrate the savings achieved.

                  7. In rate proceedings, the loss and reward from entering into derivative transactions shall be applied only to petitioner's shareholders. Recovery of interest costs for debt related to a derivative transaction shall be calculated using the rate on traditional debt had the derivative transaction not occurred.

                  8. If, upon examination of the expenditures made from withdrawal from the said special fund, it is determined that any expenditure is not a reasonable and proper capital charge, or has not been duly authorized by the Commission, or is in violation of any Order of the Commission or any provision of law, a sum equal to such expenditure shall, upon Order of the Commission, promptly be placed in the special fund and said sum shall be subject to all of the conditions and restrictions of this Order.

                  9. The total costs and expenses of issuing the securities authorized by this Order, paid or to be paid by petitioner and charged to Account 181 - Unamortized Debt Expense, shall not exceed $1,500,000 unless any additional amount expended is approved as a proper and reasonable cost of issuance by the Director of Accounting and Finance or his designee, and petitioner shall submit a verified report showing in detail all costs and expenses. Upon approval, the petitioner shall make such adjustment of the charges to Account 181 Unamortized Debt Expense - as determined to be necessary and proper.

                  10. The total costs and expenses of entering into the derivative transactions authorized by this Order, paid or to be paid by petitioner and charged to a sub-account of Account 181 - Unamortized Debt Expense, shall not exceed $500,000 unless any additional amount expended is approved as a proper and reasonable cost of issuance by the Director of Accounting and Finance or his designee, and petitioner shall submit a verified report showing in detail all costs and expenses. Upon approval, petitioner shall make such adjustment of the charges to the sub-account of Account 181 - Unamortized Debt Expense - as determined to be necessary and proper. This sub-account of Account 181 - Unamortized Debt Expense - shall contain only the costs and expenses related to the derivative transactions entered into by the petitioner.

                  11. The authority granted and the conditions imposed by this Order shall not be construed as passing upon or otherwise approving the accuracy of the books, records and accounts of petitioner.

                  12. The securities authorized by this Order shall not be issued and the derivative transactions authorized by this Order shall not be entered into unless and until there has been filed with this Commission an unconditional acceptance by petitioner agreeing to obey all terms, conditions and requirements of this Order. If such acceptance is not so filed within a period of 30 days from the effective date of this Order, this Order may be revoked by the Commission without further notice.

                  13. This proceeding is continued.

                                       By the Commission,



                  (SIGNED)             DEBRA RENNER
                                       Acting Secretary